Exhibit 99.1

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For Immediate Release

Former FDA Commissioner, Dr. Mark B. McClellan, to Join Johnson & Johnson Board of Directors
New Brunswick, N.J. (October 14, 2013) –Johnson & Johnson (NYSE: JNJ) announced today that Mark B. McClellan, M.D., Ph.D., Senior Fellow in Economic Studies, and Director of the Initiative on Value and Innovation in Health Care, Brookings Institution, will join the Board of Directors on October 15, 2013. Dr. McClellan will serve on the Regulatory, Compliance & Government Affairs Committee and the Science, Technology & Sustainability Committee of the Board.
As former commissioner of the U.S. Food and Drug Administration (FDA) from 2002 to 2004, and as the former administrator of the Centers for Medicare & Medicaid Services for the U.S. Department of Health and Human Services from 2004 to 2006, Dr. McClellan has more than two decades of public service and academic research experience. From 2001 to 2002, he served as a member of the President’s Council of Economic Advisers and senior director for health care policy at the White House. During President William J. Clinton’s administration, Dr. McClellan held the position of deputy assistant secretary of the Treasury for economic policy.
“Dr. McClellan has a distinguished record in the public sector as well as a deep understanding and vision for the future of health care,” said Alex Gorsky, Chairman and CEO of Johnson & Johnson. “Mark shares our aspiration to help people live longer, healthier and happier lives and personally is committed to improving health care across the globe. He will be a valued leader on our Board.”
While at FDA, Dr. McClellan implemented the Critical Path Initiative, regulatory reforms to modernize pharmaceutical manufacturing, and new initiatives on food safety and security. He has also led the development of performance-based health care payment reforms, insurance coverage reforms, and a range of public-private initiatives to help improve care and lower costs.
Dr. McClellan previously served as an associate professor of economics and medicine with tenure at Stanford University, where he also directed the Program on Health Outcomes Research. Among other well-known health organizations in which he holds positions, he is the Chair of the Clinician Measure Applications Partnership for the National Quality Forum. Dr. McClellan has received the Kenneth J. Arrow Award twice for Outstanding Research in Health Economics.
A 1985 graduate of the University of Texas at Austin, Dr. McClellan earned his MD degree at the Harvard University–Massachusetts Institute of Technology (MIT) Division of Health Science and Technology, and his MPA at the Kennedy School of Government at Harvard. He earned his PhD in Economics at MIT and completed his residency in internal medicine at Brigham and Women’s Hospital in Boston.
About Johnson & Johnson
Caring for the world, one person at a time…inspires and unites the people of Johnson & Johnson. We embrace research and science -- bringing innovative ideas, products and services to advance the health and well-being of people. Our approximately 128,000 employees at more than 275 Johnson & Johnson operating companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.
(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Johnson & Johnson. Risks and uncertainties include, but are not limited to, general industry conditions and competition; economic factors, such as interest rate and currency exchange rate fluctuations; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; challenges to patents; changes in behavior and spending patterns or financial distress of purchasers of health care products and services; changes to governmental laws and regulations and domestic and foreign health care reforms; trends toward health care cost containment; and increased scrutiny of the health care industry by government agencies. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended December 30, 2012. Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov, swww.jnj.com or on request from Johnson & Johnson. Johnson & Johnson does not undertake to update any forward-looking statements as a result of new information or future events or developments.)